Exhibit 21.1

Subsidiaries of Approach Resources Inc.

Approach Oil & Gas Inc.

Approach Operating, LLC

Approach Delaware, LLC

Approach Resources I, LP

Approach Services, LLC

Approach Midstream Holdings LLC